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                      May 19, 2023

       Kenneth Myszkowski
       Chief Financial Officer
       Arrowhead Pharmaceuticals, Inc.
       177 E. Colorado Blvd, Suite 700
       Pasadena, California 91105

                                                        Re: Arrowhead
Pharmaceuticals, Inc.
                                                            Form 10-K for the
Fiscal Year Ended September 30, 2022
                                                            Filed November 28,
2022
                                                            File No. 001-38042

       Dear Kenneth Myszkowski:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Life Sciences